Exhibit 2.r

[GRAPHIC]

American
Capital

CODE OF ETHICS AND CONDUCT

ADOPTED: FEBRUARY 5, 2004

TABLE OF CONTENTS

1. Introduction		4

2. Observing all Laws and Regulations		5

2.1.	Generally	5

2.2.	Bribes and Kickbacks	5

2.3.	International Issues	6

2.4.	Political Activity	6

2.5.	Antitrust	6

2.6.	Securities Laws and Insider Trading	8

3. Avoiding Conflicts of Interest		11

3.1.	Generally	11

3.2.	Use of Our Assets	11

3.3.	Gifts, Gratuities and Entertainment	12

4. Maintaining Accurate and Complete Company Records		13

4.1.	Accounting and Financial Records	13

4.2.	Disclosures to Investors	14

4.3.	Retention of Documents	15

5. Protecting Confidential Information		15

5.1.	American Capital Confidential Information	15

5.2.	Confidential Information of Others	16

5.3.	Inadvertent Disclosure	17

5.4.	Contacts with Reporters, Analysts and Other Media	17

6. Administration of this Code		18

6.1.	Ongoing Review of Compliance	18

6.2.	The Chief Compliance Officer	18

6.3.	Reporting of Suspected Violations	18

6.4.	Non-Retaliation	19

6.5.	Investigation of Suspected Violations	19

6.6.	Disciplinary Action	19

6.7.	Special Provisions Applicable to Certain Financial Executives	19

6.8.	Revisions and Updates to this Code	20

6.9.	Important Disclaimers	20

AMERICAN CAPITAL STRATEGIES, LTD.

CODE OF ETHICS AND CONDUCT

1. Introduction

American Capital has adopted this Code of Ethics and Conduct to communicate to all American Capital people the ethical and legal standards that we expect you to observe when dealing with American Capital, your American Capital colleagues, our portfolio companies and others with whom we do business.

Throughout this Code, we use the terms “American Capital people,” “you” and “your” to refer to all American Capital employees, directors and independent contractors, and the terms “American Capital,” the “company,” “we” and “our” to refer to American Capital and its subsidiaries. We use the term “Code” to refer to this document, as it may be amended from time to time. We use the term “Chief Compliance Officer” to mean the person designated as such by our Board of Directors. If no such person is designated, it shall mean the General Counsel and if there is no General Counsel, it shall mean the Chief Financial Officer.

We expect all American Capital people to act ethically and obey the law. When you encounter ethical or legal issues where you are not certain about the correct course of action, you should use principles described in this Code as guideposts in deciding how to proceed. We have adopted this Code to give you guidance for resolving these ethical and legal issues. In particular, this Code addresses the following general topics:

—	Observing all laws and regulations

—	Avoiding conflicts of interest

—	Maintaining accurate and complete company records

—	Protecting confidential information

Because rapid changes in our industry and the industries of our portfolio companies and in the law constantly present new issues, we cannot create guidelines that address all circumstances or constitute the definitive answer on any question. When you are in doubt about the correct or best course of action, you should always consider consulting your supervisor or the Chief Compliance Officer for guidance.

We firmly believe that a strong commitment to ethical and legal conduct is essential for us successfully to achieve our purpose and vision. We therefore require all American Capital people to comply with this Code. To help ensure this compliance, we have established a procedure for reporting suspected violations of this Code. Any violations of this Code may result in disciplinary action, including termination of employment. These matters are described in more detail at the end of this Code.

In 2000, we adopted the American Capital Amended and Restated Code of Ethics, which concerned the personal investments by American Capital people in the securities of other companies. With the adoption of this Code, we are renaming the 2000 Code, the “American Capital Personal Investment Code” and incorporating it as part of this Code. The American Capital Personal Investment Code thus remains in full force and effect and full compliance by American Capital people is required by the terms of this Code.

2. Observing all Laws and Regulations

2.1.    Generally

We expect you to comply with all applicable local, state and federal laws and regulations, both domestic and international, and refrain from illegal, dishonest or unethical conduct. Although laws and regulations may sometimes be ambiguous and difficult to interpret, we expect you to make a good-faith effort to follow both the letter and the spirit of the law. Because of our involvement in various capacities with our portfolio companies, American Capital people should, in the same manner, comply with all laws and regulations applicable to our portfolio companies.

In addition, we expect you to comply with all American Capital policies and procedures that apply to you. These include, but are not limited to, our policies on securities trading, equal opportunity, harassment, drug-free workplace, computer usage and information technology, data protection and expense reimbursement and travel, as well as our internal financial controls and procedures. We may modify or update these policies and procedures in the future, and adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you. If you previously signed one of these agreements with American Capital, it remains in full force and effect.

2.2.    Bribes and Kickbacks

Bribery is illegal and subject to criminal penalties in the United States and many other countries. Bribery is forbidden under the U.S. Foreign Corrupt Practices Act, which is described in more detail in Section 2.3 of this Code, and other laws and regulations. You may not give any bribes, kickbacks or other similar considerations to any person or organization to attract business. All decisions regarding the investing of our assets or the purchasing of goods and services must be made on the basis of applicable investment or acquisition criteria, and in a way that preserves American Capital’s integrity.

Fees, commissions or other amounts paid to outside consultants, agents or other third parties must be fully disclosed in our investment process or otherwise to our Chief Compliance Officer or Chief Financial Officer, and must be legal, proper and reasonable in relation to customary commercial practice. Payments to these persons should never be used to accomplish indirectly what American Capital could not properly or legally do directly.

You should also be familiar with, and observe, the provisions of Section 3.3 of this Code relating to Gifts, Gratuities and Entertainment, because the giving or receiving of such items could constitute an illegal bribe or kickback under certain circumstances.

2.3.    International Issues

You are expected to comply with the legal requirements and ethical standards of each country in which you conduct American Capital business or that of our portfolio companies, as well as with all U.S. laws applicable in other countries.

The U.S. Foreign Corrupt Practices Act (FCPA) applies to business transactions both inside the United States and in other countries. Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes. Because violation of the FCPA can bring severe penalties, including criminal fines for the company and individuals and jail terms, it is essential that you become familiar with the FCPA’s requirements if you are involved in investment transactions or other business in a foreign country. Other statutes that may affect our international investments or those international activities of our portfolio companies include, but are not limited to, the Anti-Bribery and Fair Competition Act and the Export Administration Act. If you have any questions regarding these legal requirements, please contact a member of our Legal team.

2.4.    Political Activity

We do not make contributions or payments that could be considered a contribution to political parties or candidates or to intermediary organizations such as political action committees. However, you are free to exercise your right to make personal political contributions within legal limits, unless these contributions are otherwise prohibited by other American Capital policies. You should not make these contributions in a way that might appear to be an endorsement or contribution by American Capital. You should be certain that you understand, and are complying with, all such laws and regulations before making any political contributions. We will not reimburse you for political contributions in any way.

2.5.    Antitrust

Antitrust laws generally prohibit agreements or actions that restrain trade or reduce competition. The free enterprise system rests on the notion that free and open competition is the best way to ensure an adequate supply of products and services at reasonable prices. We expect you to adhere to both the spirit and the letter of the antitrust laws of the United States and with all applicable antitrust laws governing competition in any country in which American Capital or any of its portfolio companies does business. Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals, and American Capital can be subjected to substantial fines and damage awards.

        2.5.1    Agreements with Competitors

The following agreements, arrangements or understandings between American Capital and its competitors or between American Capital portfolio companies and their respective competitors (whether oral or in writing) should be avoided:

— Agreements that affect the price or other terms or conditions of sale of products or the terms on which we invest.

— Agreements regarding the companies in which American Capital will, or will not, invest or sell or provide services or to which portfolio companies will or will not sell their products or services.

— Agreements to refuse to invest in or sell to particular businesses or to refuse to buy from particular businesses.

— Agreements that limit the types of investments that American Capital will make or the types of goods and services that portfolio companies will provide.

Contacts with our competitors or those of our portfolio companies are sensitive and risky, because courts can infer an agreement or collusion from these contacts when they are followed by common action or behavior. We recognize that we may need to work with our competitors or those of our portfolio companies in the regular course of our business. In all contacts with our competitors, you are expected to avoid discussing prices, costs, competition, division of markets, marketing plans or studies, or any other proprietary or confidential information.

If any competitor initiates a discussion with you involving the subjects above, you should immediately excuse yourself from the conversation and report the matter to the Chief Compliance Officer or a member of the Legal team.

        2.5.2    Agreements with Customers

Our customers and portfolio companies must be free to decide when, and under what conditions, they will obtain financing from us or otherwise purchase services from us. Similarly, customers of portfolio companies must similar be free to decide whether and under what conditions they will purchase goods and services from portfolio companies. While we or our portfolio companies may request or recommend certain terms and conditions for doing business, we or they cannot take coercive action to require others to comply with these requests or recommendations.

2.6.    Securities Laws and Insider Trading

The U.S. federal securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading. Consequently, federal securities laws forbid an investor from purchasing or selling securities based upon “inside” information not available to the other party.

The consequences of insider trading violations can be severe. American Capital people who trade on inside information, or who communicate (or “tip”) this information to others so that they may trade, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to ten years. Additionally, if we or our senior officers do not take appropriate steps to prevent American Capital people from insider trading, we may also face severe legal consequences, including, among other things, substantial criminal penalties.

        2.6.1.    Policy Statement

American Capital people who have material, nonpublic (i.e., “inside”) information about the company should not buy or sell American Capital securities (including derivative securities such as put and call options) until a reasonable time after the inside information has been publicly disclosed. You also should not disclose inside information to others outside American Capital until a reasonable time after the information has been publicly disclosed. In addition, it is never appropriate for you to advise others to buy or sell American Capital securities.

We further believe that it is highly inappropriate for any American Capital person to “sell short” American Capital stock or engage in other transactions where the person will earn a profit based on a decline in American Capital’s stock price.

These rules also apply to the use of material, nonpublic information about other companies (including, for example, our clients, competitors and potential business partners).

In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

        2.6.2.    Further Explanation

What is “inside information?” “Inside information” is material information about American Capital that has not been publicly disclosed. This information can relate to American Capital’s investments, financial condition, earnings or business, or to any important development in which we may be involved and can include information with regard to our portfolio companies that is material to American Capital.

What information is “material?” Information is “material” if it is information that a reasonable investor might consider important in deciding whether to buy, sell or hold securities. Examples of information which may be material include: financial results or forecasts; a significant proposed acquisition or sale of a business; a stock split; significant litigation; and changes in customary earnings trends.

What information is “nonpublic”? Information is “nonpublic” until the time it has been effectively disclosed to the public. Effective disclosure occurs when information is included in a press release issued by American Capital, is revealed during a American Capital conference call to which the general public has been invited to participate or is included in our public filings with the U.S. Securities and Exchange Commission. Under certain circumstances, effective disclosure may occur by other means.

What is a reasonable waiting period before purchases and sales can be made? The investing public must have sufficient time to analyze the information that has been disclosed before American Capital insiders can trade. For matters disclosed in a American Capital press release or conference call, a good rule of thumb is that purchases and sales can be made beginning 24 hours after the disclosure.

What transactions are prohibited? An American Capital person who has inside information about American Capital is prohibited from: (a) trading in American Capital securities (including derivative securities such as put and call options); (b) having others trade in American Capital securities for your benefit; and (c) disclosing the inside information to (or “tipping”) anyone else who might then trade. These prohibitions continue for as long as the information remains material and nonpublic.

What transactions are allowed? An American Capital person who has inside information about American Capital may, nonetheless, exercise American Capital stock options for cash (but may not sell the option shares he or she receives upon the exercise). These cash option exercises purchases are allowed because the other party to the transactions is American Capital itself, and because the option exercise purchase price does not vary with the market, but, rather, is fixed in advance under the terms of the option plan.

        2.6.3.    Blackout Policy for Financial Insiders

In addition to our general Insider Trading Policy, which is summarized above, we have adopted the following “Blackout” Periods Trading Policy to help ensure compliance with insider trading laws. This policy applies to the Board of Directors, persons who have been designated as Executive Officers by the Board of Directors and selected others with access to sensitive company information (collectively, “Financial Insiders”).

— No Financial Insider may purchase or sell American Capital securities (including derivative securities such as put and call options) during the following periods:

— The period beginning two weeks before the end of a fiscal quarter and ending 24 hours after that quarter’s earnings conference call.

— The period beginning with American Capital’s public release of any material (previously nonpublic) information and ending 24 hours after the release.

— Any other period established from time to time by our Chief Compliance Officer or another American Capital Executive Officer by notice to such Financial Insider due to particular “inside information” concerning the company (as discussed in the general Insider Trading Policy above) to which the Financial Insider then has access.

— This “Blackout” Periods Trading Policy shall not apply to exercises of American Capital stock options for cash (but not the sale of the shares received upon exercise).

— Each member of the Board of Directors and each Executive Officer should notify our Chief Compliance Officer, our General Counsel or our Chief Financial Officer before purchasing or selling any American Capital securities (including derivative securities such as put and call options), even if none of the “blackout” periods described above are in effect, and obtain clearance from the Chief Compliance Officer, General Counsel or Chief Financial Officer that the proposed purchase and sale complies with all securities laws and regulations, including the insider trading rules.

— In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

        2.6.4.    Trading and Investing in the Securities of Other Companies

By working for an investment company, American Capital people will inevitably come into possession of material non-public information concerning existing and prospective American Capital portfolio companies and may be presented with the opportunity to invest in such companies. Using such information or opportunities for personal investments could be to the disadvantage of American Capital stockholders and otherwise violate applicable laws. Consequently, American Capital has adopted the American Capital Personal Investment Code (formerly the American Capital Amended and Restated Code of Ethics). The American Capital Personal Investment Code is to be considered a part of this Code and is incorporated herein by reference.

3.	Avoiding Conflicts of Interest

3.1.    Generally

All American Capital people have a duty of loyalty to act in the best interests of the company. In many cases, a similar duty of loyalty can apply with regard to portfolio companies. We expect you to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever your personal interests diverge from your responsibilities to American Capital and its portfolio companies or from American Capital’s best interests or those of its portfolio companies. Put another way, a conflict of interest is created whenever an activity, association or relationship of yours might impair your independent exercise of judgment in American Capital’s best interest or that of our portfolio companies.

Examples of situations that could be perceived as conflicts of interest and should be avoided include:

—	Conducting American Capital or portfolio company business with a company owned, partially owned or controlled by you or a member of your family.

—	Ownership of more than one percent of the stock of a company that competes or does business with American Capital or a portfolio company (other than indirect ownership as a result of owning a widely-held mutual fund).

—	Working as an employee or a consultant for a competitor, regulatory government entity, portfolio company, client or supplier of American Capital.

—	Doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.

—	Appropriating or diverting to yourself or others any business opportunity or idea in which American Capital or a portfolio company might have an interest.

These situations (and others like them), where your loyalties to American Capital could be compromised, must be avoided. If you believe that you are involved in a potential conflict of interest, we expect you to discuss it with your supervisor or the Chief Compliance Officer. If a conflict is determined to exist, you must disengage from the conflict situation or terminate your employment.

3.2.    Use of Our Assets

You are responsible for the proper use of American Capital’s physical resources and property, as well as its proprietary information.

Our offices, equipment, supplies and other resources may not be used for activities that are not related to your employment with American Capital, except for any activities that have been approved in writing in advance by us, or for personal usage that is minor in amount and reasonable. If you are found to be engaging in, or attempting, theft of any American Capital property, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value, you may be subject to immediate termination of your employment and possible criminal proceedings. We expect you to report any theft or attempted theft to your supervisor or the Chief Compliance Officer.

Proprietary words, slogans, symbols, logos or other devices used to identify American Capital and its proprietary methods and services are important business tools and valuable assets, which require care in their use and treatment. You may not negotiate or enter into any agreement respecting American Capital’s trademarks, service marks or logos without first consulting a member of our Legal team. We also respect the intellectual property rights of others. Thus, using the trademark or service mark of, or “referencing” for marketing purposes, another company (even one with whom American Capital has a business relationship), requires clearance or approval by our Legal team, to determine whether the use of that other company’s mark is proper. You should avoid the unauthorized use of copyrighted or patented materials of others and should ask a member of the Legal team if you have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted or patented materials. In addition, simply because material is available for copying (such as content or images downloaded from the Internet) does not mean that it is automatically legal or permissible to copy or distribute.

3.3.    Gifts, Gratuities and Entertainment

        3.3.1    Giving

You may not offer money, gifts or other items or services of value to portfolio companies, intermediaries, clients or others with whom we do business or potentially would do business for the purpose of securing an investment opportunity or contract or obtaining favorable treatment. Business-connected favors or gifts may not be extended to portfolio companies, intermediaries, clients or suppliers (current or prospective), unless they:

—	Are consistent with customary business practices.

—	Do not have substantial monetary value and would not be viewed as improper by others.

—	Do not violate applicable laws or regulations.

Business entertainment in the form of meals and beverages may be offered only if these activities and related expenses are modest and infrequent. Other forms of entertainment (such as tickets to local sporting, civic or cultural events) are allowed only if reasonable, customary and not excessive.

        3.3.2    Receiving

To avoid even the implication of impropriety, you should decline any gift, favor, entertainment or anything else of value from current or prospective portfolio companies, intermediaries, clients, suppliers or contractors or their representatives except for:

—	Gifts that do not have substantial monetary value given at holidays or other special occasions. In the event that you receive any gift with a fair market value in excess of $200, you must report it to your Supervisor promptly. Executive Officers must report such gifts in writing, on a periodic basis, to the Audit Committee of the Board of Directors

—	Reasonable entertainment at lunch, dinner or business meetings where the return of the expenditure on a reciprocal basis is likely to occur and would be properly chargeable as a business expense.

Other routine entertainment that is business-related such as sports outings or cultural events is acceptable under this policy only if reasonable, customary and not excessive.

Ultimately, you must exercise good business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any entertainment activity, consult with your supervisor or our Chief Compliance Officer.

4.	Maintaining Accurate and Complete Company Records

4.1.    Accounting and Financial Records

We are required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls. We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.

You should not:

—	Improperly accelerate or defer expenses or revenues to achieve financial results or goals.

—	Deviate from any accounting standards applicable to American Capital as a investment company or otherwise.

—	Participate in the valuation of any of our assets at a value other than that required by law.

—	Maintain any undisclosed or unrecorded funds or “off the book” assets.

—	Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting.

—	Make any payment for purposes other than those described in the documents supporting the payment.

—	Submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate.

—	Sign any documents believed to be inaccurate or untruthful.

All American Capital people who exercise supervisory duties over American Capital assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of American Capital’s assets and the accuracy of our financial records and reports. We have adopted and will continue to adopt various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. We expect you to follow these controls and procedures to the extent they apply to you, to assure the complete and accurate recording of all transactions.

Any accounting entries or adjustments that materially depart from generally accepted accounting principles must be approved by our Audit Committee and reported to our independent auditors. You must not interfere with or seek to influence improperly (directly or indirectly) the review or auditing of our financial records by our Audit Committee or independent auditors.

If you become aware of any questionable transaction or accounting practice concerning American Capital, our portfolio companies or other investments, or our other assets, we expect you to report the matter immediately to our Chief Compliance Officer or to a member of our Audit Committee. In addition, we expect you to report all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other American Capital relationships outside the ordinary course of business with portfolio companies or other unconsolidated entities or other persons that may have material current or future effects on our financial condition or results of operations to our Chief Compliance Officer or to a member of our Audit Committee.

Section 6.3 of this Code describes the procedure for making these reports. You may also make an anonymous report under Section 6.3 if you are not comfortable revealing your identity when making a report.

4.2.    Disclosures to Investors

We are required under U.S. federal securities laws to provide the public with periodic disclosure regarding our business and financial condition (such as quarterly and annual reports and materials for our annual stockholders’ meeting). We provide additional disclosures to the public through our quarterly earnings calls and press releases. All American Capital people who participate in the preparation or dissemination of these disclosures, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete and timely.

We have created and will continue to create disclosure controls and procedures that are designed to ensure that all public disclosures are accurate, complete and timely. If you become aware that our public disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to our Chief Compliance Officer, our General Counsel or our Chief Financial Officer.

4.3.    Retention of Documents

Certain types of documents and records must be retained for specific periods of time, because of legal and regulatory requirements, or contractual obligations to our providers of capital, portfolio companies or others. These periods of time, and the types of documents and records covered, may vary from time to time and will be announced as appropriate. We expect you to comply with the document retention requirements that apply to you. If you are working with these types of documents and records, or are uncertain whether the documents or records you are working with are subject to these “retention” requirements, please consult with your supervisor, a member of our Legal team or our Chief Compliance Officer.

Whenever you become aware that documents or records of any type may be required in connection with a lawsuit or government investigation, you must preserve all possibly relevant documents. This means that you must immediately stop disposing of or altering those documents pertaining to the subjects of the litigation or investigation, even if that activity is ordinary or routine. If you are uncertain whether documents or records under your control should be preserved because they might relate to a lawsuit or investigation, you should contact a member of our Legal team or our Chief Compliance Officer.

5.	Protecting Confidential Information

5.1.    American Capital Confidential Information

You will often have access to information that is private to American Capital or our portfolio companies, has not been made public and constitutes trade secrets or proprietary information. Protection of this information is critical to our ability and the ability of our portfolio companies to grow and compete.

Under the laws of most jurisdictions where we do business, trade secrets are legally protected property as long as they remain secret (meaning not generally or publicly known).

Your obligations with respect to our confidential trade secrets and proprietary information and those of our portfolio companies are:

— Not to disclose the information outside of American Capital.

— Not to use the information for any purpose except to benefit American Capital’s business or, as applicable, to benefit our portfolio companies.

— Not to disclose the information within American Capital ., except to other American Capital people who need to know, or use, the information and are aware that it constitutes a trade secret or proprietary information.

These obligations continue even after you leave American Capital, until the information becomes publicly available or until we no longer consider it a trade secret or proprietary information. Any documents, papers or records that contain trade secrets or proprietary information are our property or, as applicable of our portfolio companies, and must remain at the company. In certain cases, American Capital people have executed nondisclosure agreements, employment agreements or other similar agreements that govern their obligations with respect to our information.

Our confidential trade secrets and proprietary information may include, among other things, information regarding our operations, business plans, investments, customers, strategies, trade secrets, records, finances, assets, data or other information that reveals the processes, methodologies or “know how” by which our existing or future investments, services, or methods of operation are developed, conducted or operated. Trade secrets and proprietary information of our portfolio companies cover similar information.

5.2.    Confidential Information of Others

In the normal course of business, you will acquire information about many other organizations, including portfolio companies, clients, suppliers and competitors. This is a normal business activity and is not unethical in itself. We properly gather this kind of information for such purposes as evaluating investments. We also collect information on competitors from a variety of legitimate sources to evaluate the relative merits of our own investments and other business practices.

There are, however, limits to the ways that this information should be acquired and used. You should not use information obtained from our portfolio companies in any way that harms them or violates our contractual obligations to them. When working with sensitive information about our portfolio companies, customers or suppliers, you should use that information only for the purposes for which it was disclosed to you and make it available only to other American Capital people with a legitimate “need to know.”

You should not use illegitimate means to acquire a competitor’s trade secrets or other confidential information. Illegal practices such as trespassing, burglary, wiretapping, bribery and stealing are obviously wrong. We will not tolerate any form of questionable intelligence-gathering. In addition, we strive to protect the privacy of personal information of others. We will only collect, use, process, and disclose an individual’s personal information in accordance with applicable law, our internal policies and our contractual obligations to our portfolio companies and customers.

5.3.    Inadvertent Disclosure

You should be careful to avoid the inadvertent disclosure of proprietary information. To avoid inadvertent disclosure, you should never discuss with any unauthorized person proprietary information that American Capital considers confidential or that we or our portfolio companies have not made public. You also should not discuss this information even with authorized American Capital people if you are in locations where unauthorized people may overhear you, such as airplanes or elevators, or when using non-secure electronic bulletin boards or databases. You should also not discuss this information with family members or with friends, because they may innocently or unintentionally pass the information on to someone else.

5.4.    Contacts with Reporters, Analysts and Other Media

Because of the importance of the legal requirements regarding disclosure of certain information to our investors, we must make certain that any information regarding our business, financial condition or operating results that is released to the public is accurate and consistent. As a result, you should not discuss internal American Capital matters or those of our portfolio companies with anyone outside of American Capital, except as clearly required in the performance of your job duties. This prohibition applies particularly to inquiries about American Capital or our portfolio companies made by the news media, securities analysts or investors. All responses to these inquiries must be made only by our Executive Officers (and individuals specifically designated by them, including members of our Investor Relations and Corporate Communications staffs), who are authorized to discuss information about American Capital and its portfolio companies with the news media, securities analysts and investors. If you receive inquiries from these sources, you should immediately refer them to one of these authorized spokespersons.

It should also be noted that the foregoing restrictions also apply with regard to the disclosure of information through non-traditional media, such as the internet. For example, American Capital people should not post information regarding the Company or our portfolio companies in internet chat rooms or bulletin boards.

6.	Administration of this Code

6.1.    Ongoing Review of Compliance

We require all American Capital people to comply with this Code. Upon your receipt of this Code, and also from time to time as we deem to be necessary, we may require you to sign an acknowledgement confirming that you have read and understood this Code and agree to comply with its provisions. We reserve the right to monitor your continuing compliance with the provisions of this Code and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, as described more fully in the following sections.

6.2.    The Chief Compliance Officer

In order to oversee the implementation and enforcement of this Code, the Board of Directors of American Capital expects to designate from time to time a Chief Compliance Officer, in accordance with the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended. The Chief Compliance Officer will have overall responsibility for administering this Code and reporting on the administration of and compliance with the Code and related matters to the Board of Directors.

6.3.    Reporting of Suspected Violations

We expect you to bring to the attention of our Chief Compliance Officer (or any people that the Chief Compliance Officer designates) information about suspected violations of this Code by any other American Capital person. Additionally, we may designate a third-party hotline provider, to which information about suspected violations of the Code may be reported. If you have information about suspected improper accounting or auditing matters, you should bring such information to the attention of our Chief Compliance Officer or a member of our Audit Committee directly. To contact our Audit Committee or to submit a report to them, please contact them at the contact information that we will distribute periodically.

If you are not comfortable revealing your identity when making a report, you can also make an anonymous report with our Chief Compliance Officer, the hotline or our Audit Committee.

You should feel safe in reporting this information, without regard to the identity or position of the suspected offender. We will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you for making a report.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. For both criminal activity and other violations of this Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

6.4.    Non-Retaliation

Retaliation in any form against an American Capital person who reports a violation of this Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or who assists in the investigation of a reported violation is itself a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action.

6.5.    Investigation of Suspected Violations

Suspected violations will be investigated under the supervision of our Chief Compliance Officer or the Audit Committee, in such manner as the Chief Compliance Officer or the Audit Committee, as applicable, deems appropriate. You are expected to cooperate in the investigation of reported violations. When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those people investigating the suspected violation will attempt to keep confidential the identity of someone who reports a suspected violation or who participates in the investigation. There may be situations, however, when this information must be disclosed as part of our investigation.

The Chief Compliance Officer may call upon members of our Legal Team to participate in any investigations. You should be aware that our Chief Compliance Officer and the members of our Legal team are legally obligated to act in the best interests of American Capital as a company. They do not act as lawyers or personal representatives for any individual American Capital person, including our Executive Officers. Our Board of Directors has ultimate responsibility for final interpretation of this Code and for determining whether any violations of this Code have occurred.

6.6.    Disciplinary Action

If our Chief Compliance Officer or our Board of Directors (or those acting under their supervision) determine, in their good faith discretion, that you have violated any provision of this Code, you may be subject to disciplinary action, including termination of your employment, without prior warning.

6.7.    Special Provisions Applicable to Certain Financial Executives

Given the important position of trust and authority that they occupy, our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer (currently the Vice President, Financial and Accounting Reporting), Controller and certain other persons who may designated by the Board of Directors or its Audit Committee (collectively, the “Financial Executives”) should act extremely cautiously in interpreting and applying this Code. Financial Executives should consult with our Chief Compliance Officer with respect to any proposed actions or arrangements that are not clearly consistent with the Code. In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the Code, the Financial Executive must obtain a waiver of the relevant Code provisions in advance from our Audit Committee.

The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on American Capital with respect to our Financial Executives’ compliance with the Code. In accordance with these requirements, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code granted by our Board of Directors to any Financial Executive. Violations of the Code by our Financial Executives may also be immediately reported on Form 8-K.

6.8.    Revisions and Updates to this Code

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supercede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with its provisions.

6.9.    Important Disclaimers

This Code reflects general principles to guide you in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise with regard to the length and terms of your employment.